Exhibit (a)(5)

Huazhu Group Limited Announces Put Right Notification for

0.375% Convertible Senior Notes due 2022

Shanghai, September 30, 2020 — Huazhu Group Limited (Nasdaq: HTHT and HKEx: 1179), a leading and fast-growing multi-brand hotel group in China with international coverage (the “Company”), today announced that it is notifying holders of its 0.375% Convertible Senior Notes due 2022 (CUSIP No. 16949N AC3) (the “Notes”) that pursuant to the Indenture dated as of November 3, 2017 (the “Indenture”) relating to the Notes by and between the Company and Wilmington Trust, National Association, as trustee and paying agent, each holder has the right, at the option of such holder, to require the Company to purchase all of such holder’s Notes or any portion of the principal thereof that is equal to US$1,000 principal amount (or an integral multiple thereof) for cash (the “Put Right”) on November 2, 2020 (the “Repurchase Date”). The Put Right expires at 5:00 p.m., New York City time, on Thursday, October 29, 2020.

As required by rules of the United States Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer Statement on Schedule TO today. In addition, documents specifying the terms, conditions and procedures for exercising the Put Right will be available through the Depository Trust Company and the paying agent, which is Wilmington Trust, National Association. None of the Company, its board of directors, executive management or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Right.

The Put Right entitles each holder of the Notes to require the Company to repurchase all or a portion of such holder’s Notes in principal amounts equal to US$1,000 or integral multiples thereof. The repurchase price for such Notes will be equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Repurchase Date, subject to the terms and conditions of the Indenture and the Notes. The next interest payment date for the Notes is Sunday, November 1, 2020. Accordingly, on the next succeeding business day, November 2, 2020, the Company will pay accrued and unpaid interest on all of the Notes through October 31, 2020, to all holders who were holders of record on October 15, 2020, regardless of whether the Put Right is exercised with respect to such Notes. As a result, on the Repurchase Date, the Repurchase Price will include one day of accrued and unpaid interest on the Notes. On the Repurchase Date, the repurchase price will be paid in cash to the holders who exercise the Put Right. As of September 28, 2020, there was US$474,992,000 in aggregate principal amount of the Notes outstanding. If all outstanding Notes are surrendered for repurchase through exercise of the Put Right, the aggregate cash purchase price will be US$474,992,000, plus accrued and unpaid interest to, but excluding, the Repurchase Date.

The opportunity for holders of the Notes to exercise the Put Right commences at 9:00 a.m., New York City time, on Thursday, October 1, 2020, and will terminate at 5:00 p.m., New York City time, on Thursday, October 29, 2020. In order to exercise the Put Right, a holder must follow the transmittal procedures set forth in the Company’s Put Right Notice to holders (the “Put Right Notice”), which is available through the Depository Trust Company and Wilmington Trust, National Association. Holders may withdraw any previously tendered Notes pursuant to the terms of the Put Right at any time prior to 5:00 p.m., New York City time, on Thursday, October 29, 2020, which is the second business day immediately preceding the Repurchase Date, or as otherwise provided by applicable law.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the Notes or any other securities of the Company. The offer to purchase the Notes will be made only pursuant to, and the Notes may be tendered only in accordance with the Company’s Put Right Notice dated September 30, 2020 and related documents. Holders of Notes may request a copy of the Company’s Put Right Notice from the paying agent, Wilmington Trust, National Association by emailing DTC@wilmingtontrust.com.

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY’S SCHEDULE TO, PUT RIGHT NOTICE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HUAZHU GROUP LIMITED AND THE PUT RIGHT.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://ir.huazhu.com/.

About Huazhu Group Limited

Originated in China, Huazhu Group Limited is a world-leading hotel group. As of June 30, 2020, Huazhu operated 6,187 hotels with 599,235 rooms in operation in 16 countries. Huazhu’s brands include Hi Inn, Elan Hotel, HanTing Hotel, JI Hotel, Starway Hotel, Orange Hotel, Crystal Orange Hotel, Manxin Hotel, Madison Hotel, Joya Hotel, Blossom House, and Ni Hao Hotel. Upon the completion of Deutsche Hospitality acquisition on January 2, 2020, Huazhu added five brands to its portfolio, including Steigenberger Hotels & Resorts, Maxx by Steigenberger, Jaz in the City, IntercityHotel and Zleep Hotel. In addition, Huazhu also has the rights as master franchisee for Mercure, Ibis and Ibis Styles, and co-development rights for Grand Mercure and Novotel, in the pan-China region.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

The information in this release contains forward-looking statements which involve risks and uncertainties, including statements regarding the Company’s business strategy and expectations. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements, which may be identified by terminology such as “may,” “should,” “will,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “forecast,” “project,” or “continue,” the negative of such terms or other comparable terminology. Readers should not rely on forward-looking statements as predictions of future events or results. Any or all of the Company’s forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions, risks and uncertainties and other factors which could cause actual events or results to be materially different from those expressed or implied in the forward-looking statements. In evaluating these statements, readers should consider various factors, including the anticipated growth strategies of the Company, the future results of operations and financial condition of the Company, the economic conditions of China and Europe, the regulatory environment in China and Europe, the Company’s ability to attract customers and leverage its brands, trends and competition in the lodging industry, the expected growth of the lodging market in China and Europe, the spread and impact of COVID-19, and other factors and risks outlined in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 20-F and other filings. These factors may cause the Company’s actual results to differ materially from any forward-looking statement. In addition, new factors emerge from time to time and it is not possible for the Company to predict all factors that may cause actual results to differ materially from those contained in any forward-looking statements. Any projections in this release are based on limited information currently available to the Company, which is subject to change. This release also contains statements or projections that are based upon information available to the public, as well as other information from sources which the Company believes to be reliable, but it is not guaranteed by the Company to be accurate, nor does the Company purport it to be complete. The Company disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this document, except as required by applicable law.

Contact Information
Huazhu Investor Relations
Tel: +86 (21) 6195 9561
Email: ir@huazhu.com
http://ir.huazhu.com